Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

702-567-7000

Ameristar Casinos, Inc. Announces

Consent Solicitation Relating to 7.50% Senior Notes due 2021

Las Vegas, March 18, 2013 — Ameristar Casinos, Inc. (Nasdaq GS: ASCA) (“Ameristar”) announced today that it is soliciting consents from holders of the $1,040,000,000 outstanding principal amount of its 7.50% Senior Notes due 2021 (the “Notes”) to approve waivers (the “Proposed Waivers”) of and amendments (the “Proposed Amendments”) to certain provisions of the indenture governing the Notes (the “Indenture”). The terms and conditions of the consent solicitation are set forth in a Consent Solicitation Statement (the “Consent Solicitation Statement”) and Consent Letter (the “Consent Letter”) to be distributed to all holders of the Notes as of 5:00 p.m., New York City time, on March 15, 2013, which is the record date for the consent solicitation.

Ameristar is undertaking the consent solicitation at the request and expense of Pinnacle Entertainment, Inc. (“Pinnacle”) pursuant to the agreement and plan of merger, by and among Ameristar, Pinnacle, PNK Holdings, Inc., a wholly-owned subsidiary of Pinnacle (“HoldCo”), and PNK Development 32, Inc., a wholly-owned subsidiary of HoldCo (“Merger Sub”), providing for the merger of Merger Sub with and into Ameristar (the “Planned Merger”), with Ameristar as the surviving corporation or, at the election of Pinnacle if the requisite consents to the Proposed Waivers and Proposed Amendments are received, the merger of HoldCo with and into Ameristar, with Ameristar as the surviving corporation (the “Alternative Merger”). If Pinnacle elects to proceed with the Alternative Merger, immediately or as promptly as practicable after consummation of the Alternative Merger, Ameristar will be merged with and into Pinnacle, with Pinnacle as the surviving corporation (the “Post-Effective Merger”).

The receipt of the requisite consents to the Proposed Waivers and Proposed Amendments is not a condition to Pinnacle’s acquisition of Ameristar under the Planned Merger structure or to the financing for such acquisition; however, the Alternative Merger structure may not proceed without obtaining the requisite consents to the Proposed Amendments to Section 4.07 of the

Indenture, as described in further detail in the Consent Solicitation Statement. Any holder of Notes that delivers a consent will be deemed to have consented to all (and not only some) of the Proposed Waivers and all (and not only some) of the Proposed Amendments.

The Proposed Waivers, if approved by the requisite consents, would, among other things: (i) waive the right of holders of Notes under the Indenture to require Ameristar or Pinnacle to make a change of control offer to repurchase the Notes in connection with the Alternative Merger, the Planned Merger or the Post-Effective Merger; and (ii) waive compliance with any covenant (other than with respect to the due and punctual payment of principal of, and premium, if any, and interest on the Notes) that would be violated as a result of the Alternative Merger, the Post-Effective Merger and all other transactions necessary to effect the Alternative Merger and Post-Effective Merger (collectively, the “Transactions”), including any payments made and indebtedness and guarantees incurred by Ameristar and its restricted subsidiaries, provided that, immediately after giving effect to the consummation of all of the Transactions, the Consolidated Coverage Ratio of Pinnacle (as the successor to Ameristar under the Indenture after the Post-Effective Merger) would not be less than 2.00:1.00.

The Proposed Amendments, if approved by the requisite consents, would, among other things, amend Section 4.07 of the Indenture to remove any restrictions with respect to any “Restricted Payments” (as defined in the Indenture) (i) made or deemed to be made in connection with the Alternative Merger, the Post-Effective Merger and the other Transactions (including guarantees of indebtedness), provided that, immediately after giving effect to the consummation of all of the Transactions, the Consolidated Coverage Ratio of Pinnacle (as the successor to Ameristar under the Indenture after the Post-Effective Merger) would not be less than 2.00:1.00; or (ii) that would be deemed impermissible “Payment Restrictions” under each of the indentures governing Pinnacle’s outstanding senior notes and senior subordinated notes during the transitory period from the effective time of the Alternative Merger until the effective time of the Post-Effective Merger. The Proposed Amendments, if approved by the requisite consents, also would amend certain other covenants and provisions of the Indenture as described in the Consent Solicitation Statement.

The adoption of the Proposed Waivers and Proposed Amendments requires the receipt of valid, unrevoked consents from holders of at least a majority in aggregate principal amount of the outstanding Notes (other than Notes held by Ameristar, any Note guarantor, or any affiliates thereof). Consents may be revoked at any time by holders of Notes prior to the execution of the supplemental indenture effecting the Proposed Waivers and Proposed Amendments (the “Supplemental Indenture”), but become irrevocable upon execution of the Supplemental Indenture. Ameristar and the Note guarantors intend to execute (and to request the trustee to execute pursuant to the Indenture) the Supplemental Indenture promptly following the receipt of the requisite consents.

The Supplemental Indenture will be effective, and will bind all holders of Notes (including those that did not give their consents), immediately upon execution, but holders who do not deliver a consent on or prior to the Expiration Time (as defined below) would not be eligible to receive a consent fee payment. The Proposed Waivers will become operative, if at all, immediately upon execution of the Supplemental Indenture. The Proposed Amendments will become operative, if at all, immediately prior to the effective time of the Alternative Merger or the Planned Merger, except that the amendments to Section 4.07 of the Indenture only will become operative, if at all, immediately prior to the effective time of the Alternative Merger, but not if the Planned Merger is consummated.

The consent solicitation will expire at 5:00 p.m., New York City time, on March 22, 2013 (as such time may be extended, the “Expiration Time”). Ameristar may, subject to Pinnacle’s approval, terminate, extend or amend the consent solicitation at any time. If the requisite consents are received on or prior to the Expiration Time, and the other conditions to the payment of the consent fee described in the Consent Solicitation Statement are satisfied, then Pinnacle will provide the funds and cause Ameristar to pay to the paying agent, on behalf of holders of Notes who delivered valid and unrevoked consents to the Proposed Waivers and the Proposed Amendments on or prior to the Expiration Time, an aggregate cash payment equal to $10 per $1,000 principal amount of Notes for which such consents are validly delivered and unrevoked, 50% of which will be payable promptly after the Expiration Time and the remaining 50% of which will be payable, if at all, promptly after the consummation of either the Planned Merger or the Alternative Merger.

The consent solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement and the accompanying Consent Letter. Holders of Notes are urged to review the Consent Solicitation Statement and Consent Letter for the detailed terms of the consent solicitation and the procedures for consenting to the Proposed Amendments and Proposed Waivers. Any persons with questions regarding the consent solicitation should contact the Solicitation Agents, J.P. Morgan at (212) 270-1200 (collect) or (800) 245-8812 (toll free), Goldman, Sachs & Co. at (212) 902-5183 (collect) or (800) 828-3182

(toll free), Barclays at (212) 528-7581 (collect) or (800) 438-3242 (toll free), BofA Merrill Lynch at (980) 388-3646 (collect) or (888) 292-0070 (toll free), Credit Agricole CIB at (212) 261-3678 (collect), Deutsche Bank Securities at (212) 250-7527 (collect) or (855) 287-1922 (toll free), UBS Investment Bank at (203) 719-7991 (collect) or Wells Fargo Securities at (704) 410-4760 (collect) or (866) 309-6316 (toll free).

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Waivers and Proposed Amendments or any securities. No recommendation is being made as to whether holders of Notes should consent to the Proposed Waivers and Proposed Amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

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About Ameristar Casinos

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines. Our 7,100 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests. We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings. Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada. We began construction on our ninth property, a casino resort in Lake Charles, La., in July 2012, which we expect will open in the third quarter of 2014. We have been a public company since 1993, and our stock is traded on the Nasdaq Global Select Market. We generate more than $1 billion in net revenues annually.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning possible or assumed future results of operations, descriptions of our business plans and strategies and the effect of the Proposed Waivers and Proposed Amendments, the Planned Merger and the Alternative Merger on the Notes or on Ameristar or Pinnacle after the Planned

Merger or Alternative Merger. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “forecast,” “should,” “could,” “would,” “may,” “will” and other similar expressions. We have based these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at the time such statements were made. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many important factors could affect Ameristar’s, Pinnacle’s or the combined company’s actual financial condition, results of operations, the Proposed Waivers and Proposed Amendments, the Planned Merger, the Alternative Merger or the Notes, and could cause actual results to differ materially from those expressed in the forward-looking statements. Such factors include, but are not limited to, those set forth under the heading “Solicitation Considerations” in the Consent Solicitation Statement, in the respective Annual Reports on Form 10-K of Ameristar and Pinnacle for the fiscal year ended December 31, 2012 and in any report, statement or other information of Ameristar and Pinnacle that is incorporated by reference in the Consent Solicitation Statement. You should consider these areas of risk in connection with considering any forward-looking statements that may be made by us generally. The forward-looking statements contained in this press release speak only as of the date of this press release. Except as may be required by the federal securities laws, we undertake no obligation to revise these forward-looking statements to reflect events or circumstances arising after the date of this press release or to reflect the occurrence of unanticipated events.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).